Exhibit 99.1

EDGAR Online Announces First Quarter Results Subscription Revenue
Increases 28%

    SOUTH NORWALK, Conn.--(BUSINESS WIRE)--April 29, 2003--EDGAR(R) Online(R), Inc (NASDAQ: EDGR) today reported subscription growth of 28%, over $600,000 in operating cash flow for the quarter ended March 31, 2003 and positive EBITDA of $383,000 before restructuring charges. EDGAR Online is a leader in the business information industry, specializing in the extraction, packaging and distribution of public company information contained in SEC filings.
    EDGAR Online reported revenue of $3.8 million for the quarter ended March 31, 2003, a decrease of 6% compared to last year. Strong growth in the Company's subscription business was offset by a $123,000 or 11%, decline in the Company's technical services revenue and a $251,000 or 17% decline in the Company's data sales primarily due to reductions from two major customers. Seat-based subscription revenue increased 28% from last year primarily due to the sale of over 5,100 seats to its professional EDGAR(R)pro service. At March 31, 2003 the Company has approximately 27,000 subscribers and 200 data contracts. Since inception, the Company's subscription revenues have grown each quarter.
    "We continue to increase our efforts in selling seat-based subscriptions, which can be successful even in a difficult environment in the financial services industry," said Susan Strausberg, EDGAR Online's President and CEO. "Our pipeline of new business is strong and we see indications that the sales cycle is improving. We expect to grow our brand and increase our revenues by adding more subscriptions and data contracts. In addition, we are leveraging our world class technology facility and multiple delivery vehicles to win new business."
    During the first quarter of 2003, gross margins improved to 86% compared to 83% in the same quarter last year. Operating loss, excluding $784,000 of restructuring charges, was ($278,000), or ($0.02) per share for the first quarter of 2003, compared to an operating loss, excluding $100,000 of restructuring charge reversals, of ($214,000), or ($0.01) per share, for the same quarter last year. Net loss excluding restructuring charges was ($332,000), or ($0.02) per share for the first quarter of 2003 compared to ($308,000), or ($0.02) per share, in the same period a year ago. The restructuring charges are comprised of employee severance associated with a 17% work force reduction in late March and the Separation and Release Agreement with the Company's former President and Chief Operating Officer.
    "This quarter we have made important adjustments in our cost structure to assure that we have continued positive operating cash flow and the ability to support and grow our core businesses," said Greg D. Adams, EDGAR Online's Chief Operating Officer and CFO. "Our customer base is now well diversified and regulatory trends are opening large pockets of demand for EDGAR data in financial organizations, law firms and corporations."
    At March 31, 2003, cash totaled $6.0 million, current assets $7.5 million, total assets $22.8 million and shareholders' equity totaled $15.3 million. In the quarter ended March 31, 2003, the Company generated $616,000 in operating cash flow.



KEY FINANCIAL METRICS
(in thousands, except per share amounts)

                                                    Three Months Ended
                                                       1Q'03   1Q'02
                                                       -----   -----

Seat-based Subscriptions                              $ 1,423  $1,108
Data Sales                                              1,192   1,443
Technical Services                                      1,020   1,143
Advertising and E-commerce                                201     392
                                                      -------  ------
Total Revenues                                        $ 3,836  $4,086


Loss from Operations                                  $(1,062) $ (114)
Amortization and Depreciation                             661     725
                                                      -------  ------
EBITDA                                                   (401)    611
Restructuring Charges                                     784    (100)
                                                      -------  ------
Pro-forma EBITDA                                      $   383  $  511
Pro-forma EBITDA per share                            $  0.02  $ 0.03


    EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Pro-forma EBITDA is adjusted to exclude certain non-recurring or unusual impacts on EBITDA. The Company has presented EBITDA because it is a common alternative measure of performance. The Company's definition of EBITDA may not be consistent with that of other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

    First Quarter Conference Call Reminder

    EDGAR Online, Inc. will hold its quarterly conference call to review results for the first quarter ended March 31, 2003 today, Tuesday April 29th, 2003, at 5:00 p.m. Eastern Time. Susan Strausberg, President and CEO, and Greg D. Adams, Chief Financial Officer and COO will host the call. To participate, please call: Domestic 800-404-1354, International 706-643-0825. Investors also have the option of calling 800-642-1687 (domestic), 706-645-9291 (Int'l.), passcode 9896056 for the teleconference replay, which will be available for approximately one week beginning at 7:00 p.m. ET tonight. The call will also be broadcast simultaneously over the Internet at http://www.edgar-online.com/investor.

    About EDGAR(R) Online(R), Inc.

    EDGAR Online, Inc. (www.edgar-online.com) is a leader in the business information industry, specializing in the extraction, packaging and distribution of public company information contained in SEC filings. Based in Norwalk, Connecticut, with offices in Maryland and New York City, the company sells subscription products, data and services to financial institutions, corporations, law firms and Internet portals.

    "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues,
(ii) obtain profitability, and (iii) obtain additional financing, changes in general economic and business conditions (including in the online business and financial information industry), actions of our competitors, the extent to which we are able to develop new services and markets for our services, risks in connection with acquisitions, the time and expense involved in such development activities, the level of demand and market acceptance of our services and changes in our business strategies.
    EDGAR(R) is a federally registered trademark of the U.S. Securities and Exchange Commission (SEC). EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission. EDGAR Online is a product of EDGAR Online, Inc.



                          EDGAR Online, Inc.
            Condensed Consolidated Statements of Operations
               (in thousands, except per share amounts)



                                                   Three Months Ended
                                                        March 31,
                                                       (unaudited)
                                                    2003        2002
                                                  ---------   --------
Revenues:
 Seat-based subscriptions                         $  1,423    $ 1,108
 Data sales                                          1,192      1,443
 Technical services                                  1,020      1,143
 Advertising and e-commerce                            201        392
                                                  --------    -------
Total revenues                                       3,836      4,086

Total cost of sales                                    548        693
                                                  --------    -------

 Gross profit                                        3,288      3,393

Sales and marketing                                    536        593
Product development                                    526        488
General and administrative                           1,843      1,801
Restructuring charges                                  784       (100)
Amortization and depreciation                          661        725
                                                  --------    -------
Total operating expenses                             4,350      3,507

    Loss from operations                            (1,062)      (114)

Interest and other income (expense), net               (54)       (94)
                                                  --------    -------

    Net loss                                      $ (1,116)   $  (208)
                                                  ========    =======

Weighted average shares outstanding -
 basic and diluted                                  17,004     16,789

Net loss per share - basic and diluted            $  (0.07)   $ (0.01)





                          EDGAR Online, Inc.
                 Condensed Consolidated Balance Sheets
                            (in thousands)


                                                  March 31,  December
                                                    2003        31,
                                                 (unaudited)   2002
                                                              ------
            Assets

Cash                                              $  5,963    $ 5,550
Accounts receivable, net                             1,260      1,562
Other assets                                           298        316
                                                  ---------   -------
  Total current assets                                7,521     7,428

Property and equipment, net                           1,665     1,693
Goodwill and intangible assets                       12,906    13,324
Other assets                                            726       774
                                                  ---------  --------
     Total assets                                 $  22,818  $ 23,219

   Liabilities and Stockholders' Equity

Accounts payable and accrued expenses             $   1,609  $  1,271
Deferred revenues                                     1,845     1,744
Notes payable and accrued interest                    3,833     1,949
Capital lease payable, current portion                    3         7
                                                  ---------  --------
     Total current liabilities                        7,290     4,971

Notes payable                                             -     1,878
Other long term payables                                274         -
                                                  ---------  --------

     Total liabilities                                7,564     6,849
                                                  ---------  --------

Stockholders' equity:
Common stock                                            170       170
Additional paid-in capital                           58,177    58,177
Accumulated deficit                                 (43,093)  (41,977)
                                                  ---------  --------
     Total stockholders' equity                      15,254    16,370

     Total liabilities and stockholders' equity    $ 22,818  $ 23,219


    CONTACT: EDGAR(R) Online(R), Inc.
             Greg Adams, 203/852-5666
             gadams@edgar-online.com